EXHIBIT 3.1

CLEARFIELD, INC.

AMENDED AND RESTATED BYLAWS

ARTICLE I: OFFICES

Section 1.01         Registered Office. The registered office of the Company in Minnesota shall be that set forth in the Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or in a certificate prepared by the Board of Directors and filed with the Secretary of State of Minnesota changing the registered office.

Section 1.02         Other Offices. The Company may also have offices and places of business at such other places both within and without the State of Minnesota as the Board of Directors may from time to time determine or the business of the Company may require.

ARTICLE II: MEETINGS OF SHAREHOLDERS

Section 2.01         Place of Meetings. All meetings of the shareholders of the Company shall be held at its registered office or at such other place within or without the State of Minnesota as shall be stated by the Board of Directors in the notice of the meeting. In the absence of designation otherwise, meetings shall be held at the registered office of the Company in the State of Minnesota.

Section 2.02         Time of Meetings. The Board of Directors shall designate the time and day for each meeting. In the absence of such designation, every meeting of the shareholders shall be held at ten o’clock A.M.

Section 2.03         Regular Meetings.

Section 2.03-a. Annual Meetings. Each annual meeting shall be held on a date to be selected by the Board of Directors, subject to the power of the Board of Directors to change the date.

Section 2.03-b. Election of Directors. At the annual meeting the shareholders, voting as provided in the Articles of Incorporation or in these Bylaws, may designate the number of Directors to constitute the Board of Directors (subject to the authority of the Board of Directors thereafter to increase or decrease the number of Directors as permitted by law and these Bylaws), shall elect qualified successors for Directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting, and shall transact such other business as may properly come before the meeting.

Section 2.04         Special Meetings.

Section 2.04-a. Calling of Meetings. Special meetings of the shareholders may be held at any time and for any purpose and may be called by the Chief Executive Officer, Chief Financial Officer, any two Directors, or by a shareholder or shareholders holding ten percent (10%) or more of the shares entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly effect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by shareholders holding not less than twenty-five percent (25%) of all shares of the Company entitled to vote), who shall demand such special meeting by written notice given to the Chief Executive Officer or the Chief Financial Officer of the Company specifying the purposes of such meeting. Within thirty (30) days after receipt of such shareholder’s demand by one of those officers, the Board of Directors shall cause a special meeting of shareholders to be called and held on notice no later than ninety (90) days after receipt of the demand, at the expense of the Company. Special meetings shall be held on the date and at the date, time and place fixed by the Chief Executive Officer or the Board of Directors, except that a special meeting called by or at demand of a shareholder or shareholders shall be held in the county where the principal executive office is located.

Section 2.04-b. Requirements of Demand. The Chief Executive Officer or Chief Financial Officer shall not accept, and shall consider ineffective, a written demand from a shareholder to call a special meeting (i) that does not comply with this Section 2.04 or that does not comply with Section 2.14; (ii) that relates to an item of business to be transacted at such meeting that is not a proper subject for shareholder action under applicable law; (iii) that relates to an item of business that is identical or substantially similar to an item of business (a “Similar Item”) for which a record date was fixed prior to delivery of such demand and such demand is delivered between the time beginning on the day after such previous record date and ending on the one-year anniversary of such previous record date (and, for purposes of this paragraph 2.04-b, the election of Directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of Directors); (iv) if a Similar Item will be submitted for shareholder approval at any shareholder meeting to be held on or before the date that is one hundred twenty days (120) after such officer receives such demand; (v) if a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by such officer of such demand to call a special meeting; (vi) a Similar Item is included in the Company’s notice as an item of business to be brought before a shareholder meeting that has been called but not yet held; or (vii) such special meeting demand was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law.

Section 2.05         Notice of Meetings. Except as otherwise required by law, written notice of the date, time and place of every meeting of shareholders, and, in the case of a special meeting, the purpose or purposes of the meeting, shall be given not less than ten (10) days and not more than sixty (60) days before such meeting, to each shareholder of record entitled to vote at the meeting.  Notice may be given to a shareholder by means of electronic communication if the requirements of Minnesota Statutes Section 302A.436, Subdivision 5, as amended from time to time, are met.  Notice to a shareholder is also effectively given if the notice is addressed to the shareholder or a group of shareholders in a manner permitted by the rules and regulations under the Exchange Act, provided that the Company has first received the written or implied consent required by those rules and regulations.  The business transacted at a special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting. If mailed, upon such mailing of any such notice, the service thereof shall be complete, and the time of the notice shall begin to run from the date that such notice is deposited in the mail for transmission to such shareholder. Personal delivery of any such notice to a corporation, an association, or a partnership shall be accomplished by personal delivery of such notice to any officer of a corporation or an association or to any member of a partnership.

Section 2.06         Waiver of Notice. Notice of any meeting of the shareholders may be waived before, at, or after such meeting orally or in a writing signed by the shareholder or representative thereof entitled to vote the shares so represented. Such waiver shall be filed with the Secretary or entered upon the records of the meeting. A shareholder, by such shareholder’s attendance at any meeting of shareholders, shall be deemed to have waived notice of such meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 2.07         Purpose of Special Meetings. The business transacted at a special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting.

Section 2.08         Quorum; Adjournment. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders, except as may be otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at such meeting of the date, time, and place of the adjourned meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting in accordance with the notice thereof. If a quorum is present when a duly called or held meeting is convened, the shareholders present in person or represented by proxy may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders originally present in person or by proxy to leave less than a quorum.

Section 2.09         Vote Required. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one that by express provision of statute or of the Articles of Incorporation or of these Bylaws requires a different vote, in which case such express provision shall govern the vote required.

Section 2.10         Voting Rights. Except as may be otherwise required by statute or the Articles of Incorporation or these Bylaws, every shareholder of record of the Company shall be entitled at each meeting of the shareholders to one vote for each share of stock having voting power standing in such shareholder’s name on the books of the Company.

Section 2.11         Proxies. At any meeting of the shareholders, any shareholder may be represented and vote by a proxy or proxies appointed by an instrument in writing and filed with the Secretary at or before the meeting. An appointment of a proxy or proxies for shares held jointly by two or more shareholders is valid if signed by any one of them, unless and until the Company receives from any one of those shareholders written notice denying the authority of such other person or persons to appoint a proxy or proxies or appointing a different proxy or proxies. In the event that any instrument shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, or if only one shall be present then that one, shall have and may exercise all of the proxies so designated unless the instrument shall otherwise provide. If the proxies present at the meeting are equally divided on an issue, the shares represented by such proxies shall not be voted on such issue. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless coupled with an interest or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed three (3) years from the date of its execution. Subject to the above, any duly executed proxy shall continue in full force and effect and shall not be revoked unless written notice of its revocation or a duly executed proxy bearing a later date is filed with the Secretary of the Company.

Section 2.12         Action in Writing. Except as may be otherwise required by statute or the Articles of Incorporation, any action required or permitted to be taken at any meeting of the shareholders of the Company may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of the shares of outstanding stock that would be entitled to vote thereon at a meeting of the shareholders.

Section 2.13         Closing of Books; Record Date. The Board of Directors may fix a date, not exceeding sixty (60) days preceding the date of any meeting of the shareholders of the Company, as a record date for the determination of the shareholders entitled to notice of and to vote at such meeting, and in such case only shareholders of record on the date so fixed or their legal representatives shall be entitled to notice of and to vote at such meeting, notwithstanding any transfer of shares on the books of the Company after any record date so fixed. The Board of Directors may close the books of the Company against the transfer of shares during the whole or any part of such period. If the Board of Directors fails to fix such a record date, the record date shall be the twentieth (20th) day preceding the date of such meeting.

Section 2.14         Advance Notice Requirements.

Section 2.14-a. Notice of Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in this Section 2.14-a shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Company may be made at an annual or a regular meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company (i) who was a shareholder of record at the time of giving notice as required by this Section 2.14-a and who is a shareholder of record at the time of the meeting, (ii) who is entitled to vote for the election of Directors, and (iii) who delivers timely notice in proper written form to the Secretary of the Company as required by this Section 2.14-a.

To be timely, a shareholder’s notice with respect to an annual meeting must be received at the principal executive office of the Company not less than ninety (90) nor more than one hundred twenty (120) calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of shareholders. If, however, the date of the annual meeting of shareholders is more than thirty (30) days before or sixty (60) days after such anniversary date, notice by a shareholder shall be timely only if received not less than ninety (90) days before such annual meeting or, if later, within ten (10) days after the first public announcement of the date of such annual meeting. To be timely, a shareholder’s notice with respect to a regular meeting other than an annual meeting must be received at the principal executive office of the Company not less than ninety (90) days before such regular meeting or, if later, within ten (10) days after the first public announcement of the date of such regular meeting. In no event shall the adjournment of an annual or a regular meeting of shareholders commence a new time period for the giving of a shareholder’s notice as required above.

To be in proper written form, such shareholder’s notice shall set forth (x) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (i) such person’s name; and (ii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (y) as to the shareholder giving the notice, (i) the name and address, as they appear on the Company’s books, of such shareholder and of any beneficial owners on whose behalf the nomination is made; (ii) with respect to such shareholder and any such beneficial owner (A) the class or series (if any) and number of shares of the Company that are beneficially owned by such shareholder or any such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) owned beneficially by such shareholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or any such beneficial owner has a right to vote any shares of the Company, (D) any short interest of such shareholder or any such beneficial owner in any security of the Company (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Company owned beneficially by such shareholder or any such beneficial owner that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such shareholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s or any such beneficial owner’s immediate family sharing the same household (which information called for by this Section 2.14-a(y)(ii) shall be supplemented by such shareholder not later than 10 days after the record date for the meeting to update and disclose such information as of the record date); and; (iii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote for the election of Directors, will continue to be a holder of record of shares entitled to vote for the election of Directors through the date of the meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Company that information required to be set forth in a shareholder’s notice of nomination which pertains to a nominee.

Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth in this Section 2.14-a. The Chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed in this Section 2.14-a and, if the Chairman should so determine, the Chairman shall so declare to the meeting and the defective nomination shall be disregarded.

Section 2.14-b. Advance Notice of Business to be Conducted. The business transacted at a special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting given pursuant to Section 2.05. At any regular or special meeting of shareholders, only such business (other than the nomination and election of Directors, which is subject to Section 2.14-a) shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company (i) who was a shareholder of record at the time of giving notice as required by this Section 2.14-b and who is a shareholder of record at the time of the meeting, (ii) who is entitled to vote at the meeting, and (iii) who delivers timely notice in proper written form to the Secretary of the Company as required by this Section 2.14-b.

To be timely, a shareholder’s notice with respect to an annual meeting must be received at the principal executive office of the Company not less than ninety (90) nor more than one hundred twenty (120) calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of shareholders. If, however, the date of the annual meeting of shareholders is more than thirty (30) days before or sixty (60) days after such anniversary date, notice by a shareholder shall be timely only if received not less than ninety (90) days before such annual meeting or, if later, within ten (10) days after the first public announcement of the date of such annual meeting. To be timely, a shareholder’s notice with respect to a special meeting of shareholders called in accordance with Section 2.04 or a regular meeting other than an annual meeting must be received at the principal executive office of the Company not less than ninety (90) days before such special meeting or regular meeting or, if later, within ten (10) days after the first public announcement of the date of such special meeting or regular meeting. In no event shall the adjournment of an annual, a regular or a special meeting of shareholders commence a new time period for the giving of a shareholder’s notice as required above.

To be in proper form, such shareholder’s notice shall set forth (x) as to each matter the shareholder proposes to bring before the annual, regular or special meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and of any beneficial owners on whose behalf the proposal is made; and (iii) any material interest material interest in such business of the shareholder and of any such beneficial owner; (y) the information called for by Section 2.14-a(y)(ii) hereof with respect to such shareholder and any such beneficial owner; and (z) a representation that the shareholder is a holder of record of shares of the Company entitled to vote for at the meeting, will continue to be a holder of record of shares entitled to vote at the meeting through the date of the meeting, and intends to appear in person or by proxy at the meeting to make the proposal specified in the notice.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual, regular or special meeting except in accordance with the procedures set forth in this Section 2.14-b and, as an additional limitation, the business transacted at any special meeting shall be limited to the purposes stated in the notice of the special meeting and shall be further limited by Section 2.04-b. The Chairman of the meeting shall, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the provisions of this Section 2.14-b and, if the Chairman should so determine, the Chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 2.14-c. Public Announcement. For purposes of this Section 2.14, “public announcement” means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, (ii) when filed in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15 (d) of the Securities Exchange Act of 1934, as amended, or (iii) when notice of the meeting is given pursuant to Section 2.05 of these Bylaws.

Section 2.15         Compliance with Other Requirements. A shareholder must also comply with all applicable requirements of Minnesota law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Section 2.14. In addition, a proposal submitted by a shareholder for inclusion in the Company’s proxy statement for an annual meeting that is appropriate for inclusion therein and otherwise complies with the provisions of Rule 14a-8 under the Exchange Act (including timeliness) shall be deemed to have also been submitted on a timely basis pursuant to Section 2.14-b.

ARTICLE III: DIRECTORS

Section 3.01         General Powers. The business of the Company shall be managed by its Board of Directors, which may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

Section 3.02         Number, Qualifications. Until the first meeting of the shareholders, the number of Directors which shall constitute the whole Board shall be the number named in the Articles of Incorporation or otherwise appointed by the Incorporator of the Company prior to the issuance of shares of the Company. Thereafter, the number of Directors that shall constitute the whole Board shall be increased or decreased from time to time by resolution of the Board of Directors or the shareholders but shall be at least one (1). Directors need not be shareholders. Each of the Directors shall hold office until the next succeeding annual meeting of shareholders and until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal from office as hereinafter provided.

Section 3.03         Vacancies. In the event that any member of the Board of Directors shall resign, die, or be removed from office, or a vacancy shall occur from an increase in the authorized number of Directors by action of the Board of Directors, or any vacancy or vacancies in the Board of Directors shall occur for any other reason, such vacancy or vacancies shall be filled for the unexpired term by a majority vote of the remaining members of the Board of Directors, although less than a quorum, the provisions of Section 3.04-d hereof notwithstanding. However, in the event that there are no duly elected and qualified Directors remaining in office, then the shareholders shall elect a new Director or new Directors to fill such vacancy or vacancies. The voting by the shareholders to fill such vacancy or vacancies shall be conducted as provided in the Articles of Incorporation and these Bylaws. When one or more Directors shall give notice of his, her or their resignation to the Board, effective at a future date, the Board shall have power to fill such vacancy or vacancies to take effect when such resignation or resignations shall become effective. Each Director elected to hold office as provided in this Section 3.03 shall hold office until the next succeeding annual or special meeting of the shareholders and until such Director’s successor shall have been elected and qualified, or until such Director’s earlier death, resignation or removal from office as hereinafter provided.

Section 3.04         Board Meetings.

Section 3.04-a. Place of Meetings. The Board of Directors of the Company may hold meetings, both regular and special, either within or without the State of Minnesota.

Section 3.04-b. Meetings. Meetings of the Board of Directors may be called by the Chief Executive Officer or Secretary or by one or more Directors and shall be held at such date, time and place as shall be designated in the notice of such meeting.

Section 3.04-c. Notice. Notice of a meeting of the Board of Directors shall be given to each Director at least 24 hours before the time of the meeting. If the day and date, time, and place of a meeting of the Board of Directors has been announced at a previous meeting of the Board, no notice is required. Notice may be given by any means calculated to apprise the Directors of the meeting. Whenever any provision of law, the Articles of Incorporation, or the Bylaws require notice to be given, any Director may, in writing or orally, either before, at, or after the meeting, waive notice thereof. Any Director, by such Director’s attendance at and participation in the action taken at any meeting, shall be deemed to have waived notice thereof, except where the Director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

Section 3.04-d. Quorum; Voting Requirements; Adjournment. A majority of the Board of Directors then in office shall be necessary to constitute a quorum for the transaction of business, and the act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or these Bylaws.

If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting to another time or place, and no notice as to such adjourned meeting need be given other than by announcement at the meeting at which such adjournment is taken. If a quorum is present at the call of a meeting, the Directors may continue to transact business until adjournment notwithstanding the withdrawal of enough Directors to leave less than a quorum.

Section 3.04-e. Chairman of the Board of Directors. If the Board shall appoint a Chairman of the Board of Directors, such Chairman shall preside at all meetings of the Board of Directors and of the shareholders and shall perform such other duties as he or she may be directed to perform by the Board of Directors.

Section 3.04-f. Organization of Meetings. At all meetings of the Board of Directors the Chairman of the Board, if appointed, or in the absence of the Chairman, the Chief Executive Officer, or in the absence of the Chief Executive Officer, any Director appointed by the Chief Executive Officer, shall preside, and the Secretary, or in the absence of the Secretary, any person appointed by the Chief Executive Officer, shall act as Secretary.

Section 3.04-g. Action in Writing. Except as may be otherwise required by statute or the Articles of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors of the Company may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the number of Directors that would be necessary to authorize or take such action at a meeting at which all Directors entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those Directors who have not consented in writing.

Section 3.04-h. Absent Directors. A Director may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Directors. Such advance written consent or opposition shall be ineffective unless the writing is delivered to the Chief Executive Officer or Secretary of the Company prior to the meeting at which such proposal is to be considered. If the Director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but such consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has the same effect as the proposal to which the Director has consented or objected.

Section 3.05         Committees. The Board of Directors may, by resolution approved by the affirmative vote of the majority of its members, establish one or more committees, including an executive committee, which shall have the authority of the Board of Directors in the management of the business and affairs of the Company to the extent provided in the resolution, as amended from time to time. Any such committee shall consist of one or more natural persons, who need not be Directors, appointed by the affirmative vote of the majority of the Directors present. A majority of the Members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in a resolution approved by the affirmative vote of a majority of the Directors present. The committees shall keep regular minutes of their proceedings and report the same to the Board when required.

Section 3.06         Telephone Conference Meetings. Any Director or any member of a duly constituted committee of the Board of Directors may participate in any meeting of the Board of Directors or of any duly constituted committee thereof by means of a conference telephone or other comparable communication technique whereby all persons participating in such a meeting can hear and communicate with each other. For the purpose of establishing a quorum and taking any action at such a meeting, the members participating in such a meeting pursuant to this Section 3.06 shall be deemed present in person at such meeting and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

Section 3.07         Compensation. Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors. Directors who are not also salaried officers may be paid a fixed sum for attendance at each meeting of the Board of Directors, a fixed annual sum, or such other compensation in respect of Board service as may be determined from time to time by resolution of the Board. Nothing herein contained shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation in respect of committee service.

Section 3.08         Resignation and Removal. Any Director may resign at any time by giving written notice to the Secretary. Such resignation shall take effect on the date of the Secretary’s receipt of such notice or at such later date as specified therein. Except as otherwise provided by law, the entire Board of Directors or any individual Director may be removed from office with or without cause by a vote of the shareholders holding a majority of the shares entitled to vote at an election of the Directors. A Director named by the Board of Directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining Directors if the shareholders have not elected Directors in the interim between the time of the appointment to fill such vacancy and the time of the removal. In the event that the entire Board or any one or more Directors be so removed, new Directors may be elected at the same meeting.

ARTICLE IV: OFFICERS

Section 4.01         Selection and Qualification.

Section 4.01-a. Required Officers. The Company shall have one or more natural persons exercising the functions of the offices, however designated, of Chief Executive Officer and Chief Financial Officer.

Section 4.01-b. Additional Officers. In addition to appointing a Chief Executive Officer and a Chief Financial Officer, the Board of Directors may appoint, in a resolution approved by the affirmative vote of the majority of the Directors present, any other officers, assistant officers or agents the Board of Directors deems necessary or appropriate for the operation and management of the Company, each of whom shall have the powers, rights, duties, responsibilities and terms in office determined by the Board of Directors from time to time.

Section 4.02         Salaries. The salaries of all officers of the Company shall be fixed by the Board of Directors.

Section 4.03         Term of Office. The Board of Directors shall elect or appoint the Chief Executive Officer and the Chief Financial Officer, and may elect or appoint officers as it may deem necessary or appropriate, and who shall hold office until such officer’s death, resignation, or removal, or until such officer’s successor is elected or appointed. Any officer elected or appointed by the Board of Directors may be removed at any time with or without cause. Such removal, however, shall be without prejudice to the contract rights of any person so removed. Any officer may resign at any time by giving written notice to the Chief Executive Officer or the Secretary of the Company. Any vacancy occurring in any office of the Company by death, resignation, removal, or otherwise shall be filled by the Board of Directors.

Section 4.04         Chief Executive Officer. The Chief Executive Officer shall have general supervision over the affairs of the Company and over the other officers. Unless the Board has appointed a Chairman of the Board of Directors, the Chief Executive Officer shall preside at all meetings of the Board of Directors and of the shareholders. The Chief Executive Officer shall, subject to approval of or review by the Board of Directors, appoint and discharge employees and agents of the Company and fix their compensation and make and sign contracts and agreements in the name and on behalf of the Company. The Chief Executive Officer shall put into operation such business policies of the Company as shall be decided upon by the Board. The Chief Executive Officer shall perform such other duties as may be prescribed by the Board of Directors or the Minnesota Business Corporation Act.

Section 4.05         Vice President. Unless otherwise determined by the Board of Directors, the Vice Presidents shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer. They shall also generally assist the Chief Executive Officer and exercise such other powers and perform such other duties as are delegated to them by the Chief Executive Officer as the Board of Directors shall prescribe.

Section 4.06         Secretary. The Secretary shall attend all meetings of the shareholders and of the Board of Directors and shall record all the proceedings of the meetings of the shareholders and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required, and shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be.

Section 4.07         Chief Financial Officer. The Chief Financial Officer shall have the following duties in addition to any duties that might be imposed by the Board of Directors or by the Minnesota Business Corporation Act.

Section 4.07-a. Custody of Funds and Accounting. The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors.

Section 4.07-b. Disbursements and Reports. The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors at the regular meetings of the Board, or when the Board of Directors so requires, an account of all transactions as Chief Financial Officer and of the financial condition of the Company.

Section 4.07-c. Checks. The Chief Financial Officer shall deposit all monies, drafts, and checks in the name of, and to the credit of, the Company in such banks and depositories as the Board of Directors shall, from time to time, designate. The Chief Financial Officer shall have power to endorse for deposit all notes, checks, and drafts received by the Company.

ARTICLE V: CERTIFICATES FOR STOCK

Section 5.01         Issuance of Shares and Fractional Shares. The Board of Directors is authorized to issue shares and fractional shares of stock of the Company up to the full amount authorized by the Articles of Incorporation in such amounts as may be determined by the Board of Directors and as permitted by law. No shares shall be allotted except in consideration of cash or other property, tangible or intangible, received or to be received under a written agreement by the Company, or services rendered or to be rendered under a written agreement to the Company, or an amount transferred from surplus to stated capital upon a share dividend. At the time of each such allotment of shares, the Board of Directors shall state by resolution its determination of the fair market value to the Company in monetary terms of any consideration other than cash for which shares are allotted. The amount of consideration to be received in cash or otherwise shall not be less than the par value of the shares so allotted nor less than the stated capital to be represented by shares without par value so allotted.

Section 5.02         Certificate and Uncertificated Shares. Shares of the capital stock of the Company may be certificated or uncertificated, as determined by the Board of Directors. If certificated, the certificates shall be in such form or forms as may be determined by the Board of Directors or those actually used in the event the Board fails to act. Certificates shall be signed by the Chief Executive Officer, a Vice President, the Chief Financial Officer or Treasurer, or the Secretary or an Assistant Secretary. If the Company shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences, and relative, participating, optional, or other special rights of the various classes of stock or series thereof and the qualifications, limitations, or restrictions of such rights, together with a statement of the authority of the Board of Directors to determine the relative rights and preferences of subsequent classes or series, shall be set forth in full on the face or back of the certificate which the Company shall issue to represent such stock, or, in lieu thereof, such certificate shall contain a statement that the stock is, or may be, subject to certain rights, preferences, or restrictions and that a statement of the same will be furnished without charge by the Company upon request by a shareholder. Certificates representing the shares of the capital stock of the Company shall be in such form not inconsistent with law or the Articles of Incorporation or these Bylaws, as shall be determined by the Board of Directors.

Section 5.03         Facsimile. Whenever any certificate is countersigned or otherwise authenticated by a transfer agent, transfer clerk, or registrar, then a facsimile of the signatures of the officers or agents of the Company may be printed or lithographed upon such certificate in lieu of the actual signatures. In case any officer or officers who shall have signed, or whose facsimile signature shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation, or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be adopted by the Company and be signed and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be the officer or officers of the Company.

Section 5.04         Lost, Stolen, or Destroyed Certificates. The Board of Directors may direct a new certificate or new certificates to be issued in place of a certificate or certificates previously issued by the Company alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or new certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate or certificates alleged to have been lost, stolen, or destroyed.

Section 5.05         Transfer of Stock. The shares of stock of the Company shall be transferable upon its books only by the record holder of such stock or by attorney lawfully constituted in writing, and, in the case of certificated shares, upon surrender to the Company of the old stock certificates, properly endorsed, to the person in charge of the stock and transfer books, by whom they shall be cancelled. A record shall be made of each transfer, and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer. The Board of Directors, may, by resolution duly adopted, establish conditions upon the transfer of shares of stock to be issued by the Company, and the purchasers of such shares shall be deemed to have accepted such conditions on transfer upon the receipt of the certificate representing such shares, provided that the restrictions shall be referred to on the certificates or the purchaser shall have otherwise been notified thereof.

Section 5.06         Registered Shareholders. The Company shall be entitled to recognize the exclusive right of the persons registered on its books as the owners of shares to receive dividends and to vote as such owners and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Minnesota.

ARTICLE VI: DIVIDENDS

Section 6.01         Source. Dividends upon the capital stock of the Company may be declared by the Board of Directors at any regular or special meeting pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Articles of Incorporation.

Section 6.02         Closing of Books, Record Date. The Board of Directors may fix a date not exceeding sixty (60) days preceding the date fixed for the payment of any dividend as the record date for the determination of the shareholders entitled to receive payment of the dividend and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend notwithstanding any transfer of shares on the books of the Company after the record date. The Board of Directors may close the books of the Company against the transfer of shares during the whole or any part of such period. If the Board of Directors fails to fix such a record date, the record date shall be the twentieth (20th) day preceding the date of such payment.

Section 6.03         Reserves. Before payment of any dividend, there may be set aside out of the funds of the Company available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves for meeting contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company or for such other purpose as the Board shall think conducive to the interest of the Company, and the Board may modify or abolish any such reserve in the manner in which it was created.

ARTICLE VII: CORPORATE SEAL

Section 7.01         Corporate Seal. The Company shall have no corporate seal.

ARTICLE VIII: FISCAL YEAR

Section 8.01         Fiscal Year. The fiscal year of the Company shall be fixed by resolution of the Board of Directors.

ARTICLE IX: AMENDMENTS

Section 9.01         Amendments. These Bylaws may be altered or repealed at any regular meeting of the shareholders or any special meeting of the shareholders if notice of such alteration or repeal shall be contained in the notice of such special meeting. These Bylaws may be altered or amended by action of the Board of Directors at any regular or special meeting, provided that such alterations and/or amendments shall be subject to the power of the holders of a majority of the outstanding stock to change or repeal such Bylaws, and, provided further, that the Board of Directors shall not make, alter, or repeal any Bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing Directors or filling vacancies on the Board of Directors, or fixing the number of Directors or their classifications, qualifications, or terms of office, except that the Board of Directors may adopt or amend a Bylaw to increase the number of Directors.

ARTICLE X: BOOKS AND RECORDS

Section 10.01     Books and Records. The Board of Directors of the Company shall cause to be kept:

(a)	a share register not more than one year old, giving the names and addresses of the shareholders, the number and classes held by each, and the dates on which the certificated or uncertificated shares were issued;

(b)	records of all proceedings of shareholders and Directors; and

(c)	such other records and books of account as shall be necessary and appropriate to the conduct of the corporate business.

Section 10.02     Documents Kept at Principal Executive or Registered Office. The Board of Directors shall cause to be kept at the principal executive or registered office of the Company originals or copies of all records or documents required by the Minnesota Business Corporation Act.

Section 10.03     Computerized Records. The records maintained by the Company, including its share register, financial records, and minute books, may utilize any information storage technique, including, for example, punched holes, printed or magnetized spots or micro-images, even though that makes them illegible visually, if the records can be converted accurately within a reasonable time into a form that is legible visually and whose contents are assembled by related subject matter to permit convenient use by persons in the normal course of business.

ARTICLE XI: LOANS AND ADVANCES

Section 11.01     Loans, Guarantees, and Suretyship. The Company may lend money to, guarantee an obligation of, become a surety for, or otherwise financially assist a person if the transaction, or a class of transactions to which the transaction belongs, is approved by the affirmative vote of a majority of the Directors present at a lawfully convened meeting and such action (a) is in the usual and regular course of business of the Company, (b) is with, or for the benefit of, a related corporation or organization in which the Company has a financial interest, an organization with which the Company has a business relationship, or an organization to which the Company has the power to make donations, (c) unless otherwise prohibited by law, is with, or for the benefit of, an officer or other employee of the Company or a subsidiary, including an officer or employee who is a Director of the Company or a subsidiary, and may reasonably be expected, in the judgment of the Board of Directors, to benefit the Company, or (d) has been approved by the affirmative vote of the holders of (1) two-thirds (2/3) of the voting power of the shares entitled to vote which are owned by persons other than the interested person or persons, or (2) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote. The loan, guarantee, or other assistance may be with or without interest and may be unsecured or may be secured in any manner that a majority of the Board of Directors approves, including, without limitation, a pledge of or other security interest in shares of the Company.

Section 11.02     Advances to Officers, Directors, and Employees. The Company may, without a vote of the Directors, advance money to its Directors, officers, or employees to cover expenses that can reasonably be anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.

ARTICLE XII: INDEMNIFICATION

Section 12.01     Indemnification. The Company shall indemnify its present and former officers, Directors, committee members, employees and agents for such expenses and liabilities, in such manner, under such circumstances, and to the fullest extent, as required or permitted by the Minnesota Business Corporation Act, as in effect from time to time, or as required or permitted by other provisions of law.

ARTICLE XIII: DEFINITIONS AND USAGE

Section 13.01     Singular, Plural, Masculine, Feminine, and Neuter. Whenever the context of these Bylaws requires, the plural shall be read to include the singular, and vice versa; and words of the masculine gender shall refer to the feminine gender, and vice versa; and words of the neuter gender shall refer to any gender.

Adopted by the Board of Directors on December 10, 2015

Adopted by the Shareholders on February 25, 2016